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                                                                                                                     Exhibit (12)(a)


                                              THE CONNECTICUT LIGHT AND POWER COMPANY

                                                RATIO OF EARNINGS TO FIXED CHARGES
                                                                                                            Twelve Months
                                                                                                                 Ended
                                                     Year Ended December 31,                                   30-Sep-94
                                           1989          1990          1991          1992        1993         (unaudited)
                                         --------------------------------------------------------------------------------
Earnings
  Income from Continuing Operations      $207,875      $224,783      $240,818      $206,714    $143,702    (a)   $204,953
  Current Income Taxes                     78,459        72,843        52,499        88,926     159,876           162,526
  Deferred Income Taxes                    29,365        34,291       108,754        66,391     (20,188)           21,629
                                         --------------------------------------------------------------------------------

  Earnings before Income Taxes            315,699       331,917       402,071       362,031     283,390           389,108

  Less:  Undistributed Income of less
  than fifty percent owned companies        1,253           957           611            95         234             1,689

  Fixed Charges                           237,386       216,842       198,000       184,407     165,213           147,165
                                         --------------------------------------------------------------------------------

Earnings Available for Fixed Charges      551,832       547,802       599,460       546,343     448,369           534,584
                                         ================================================================================

Fixed Charges:

  Interest on Long Term Debt              186,301       176,940       162,307       145,066     126,850           113,013
  Amortization of debt discount and
  expense, less premium                     3,158         3,248         3,949         6,248       7,412             9,052
  Interest on Short Term Debt               9,269         4,913         6,208         3,679       6,111             6,453
  Other Interest                            5,554         4,294           789         5,659       5,423               137
  Portion of rents representative of
  the interest factor                      33,104        27,447        24,747        23,755      19,417            18,510
                                         --------------------------------------------------------------------------------

Total Fixed Charges                       237,386       216,842       198,000       184,407     165,213           147,165

Ratio of Earnings to Fixed Charges           2.32          2.53          3.02          2.96        2.71              3.63
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(a)  Excludes the cumulative effect of an accounting change in 1993 of $47.7 million.